[Letterhead]



June 5, 1996


Mr. Victor Viegas
99 James Avenue
Atherton, California 94027

Dear Vic:

We are pleased to offer you the position of Vice President, Finance/CFO at Macrovision Corporation reporting directly to me and on a dotted line basis to John Ryan with regard to IPO issues and merger and acquisition opportunities. In this capacity, you will be responsible for overall management of the Company's administrative, MIS, HR, contracts, legal and financial/accounting operations. As you are aware, Bob Netter, our current CFO, has agreed to stay with the Company through October 3, 1996 and assist with the IPO and the management transition. Bob's title will be changed to VP Finance/Administration.

Your annual compensation will be $135,000 and a recommendation will be made to the Board of Directors on June 7th for grant upon your commencement of employment a 105,000 share stock option grant (at $1.50 per share) under Macrovision's Stock Option Plan, representing approximately one percent ownership of Macrovision stock. A form of stock option is attached. Alternatively, in lieu of stock options, at your election the Board will be asked to approve a sale to you of 105,000 shares of Macrovision common stock, immediately upon the commencement of your employment, for $1.50 per share payable with a full recourse promissory note from you to Macrovision due five years from the date of grant or upon earlier termination of employment with a minimum interest rate necessary to avoid imputed interest. Such stock options will become exercisable, or such purchased shares will vest, according to the schedule generally applied to stock options granted under the Company's Employee Stock Option Plan including full vesting upon an offer by University National Bank & Trust, Trustee under Stock and Convertible Note Purchase Agreement dated May 24, 1991 as described in Section 3 of the Company's Stock Option Agreement. As of this date, the Company's total shares of fully diluted outstanding stock (including preferred stock, option grants and nongranted options) is 10,559,244. In addition to Macrovision stock or stock options, you will be granted a 1.3% (one and three-tenths of one percent) percentage of ownership in Command Audio Corporation (CAC) stock options if Macrovision spins off its ownership in CAC on the same terms and conditions at the fair market value of date of such spinoff.

In the event that the Company terminates your employment as CFO without cause or your employment is constructively terminated within three months before or one year following a change in control of the Company, any Macrovision stock that you have

June 5, 1996
Page Two

purchased, but which otherwise would not then be vested, shall immediately vest upon such termination of employment. For this purpose, "change in control" shall mean any merger, corporate acquisition or other similar transaction in which the persons who are shareholders of Macrovision immediately prior to the transaction own less than 50% of the equity interests in the resulting entity immediately after the transaction. With respect to the above, "Constructive termination" shall mean:

    a. there is a material adverse change in executive's position causing it to be of less stature or of less responsibility
    b.  a change in the position to whom executive reports
    c.  a reduction of more than 20% of executive's base compensation, AND
    d. within 30 days immediately following such material adverse change or reduction, executive elects to terminate his employment voluntarily.

"cause" shall mean:

    a. willful and repeated failure to comply with the lawful written direction of the Company's Board of Directors
    b. gross negligence or willful misconduct in the performance of duties to the Company and/or its subsidiaries
    c. commission of any act of fraud with respect to the Company and/or its subsidiaries
    d. conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company and/or its subsidiaries in each case as determined in good faith by the Company's Board of Directors.

The Company also agrees to provide, the day after its initial public offering, if any, an option for you to acquire 40,000 shares of Macrovision common stock by stock option grant in the same manner as described above with vesting rights according to the schedule generally applied to stock options granted under the Company's Employee Stock Option Plan at the closing price of the first day's trade.

You will participate in the Company's Executive Incentive Program on a pro-rated basis for the remainder of 1996.

As an employee, you will receive the standard benefits including medical and dental benefits, as well as life, long-term and short-term disability coverage and enrollment into our flexible spending plan. A brief description of our benefits is attached; however, feel free to call Kim with any questions.

As Macrovision's relationships with employees is at-will, either you or Macrovision may terminate the employment relationship at any time for any reason, with or without notice. Also, any dispute arising out of or relating to your employment with Macrovision, including, but not limited to, the manner in which that employment is terminated, or any claims that

June 5, 1996
Page Three

Macrovision has violated any state or federal law, shall be settled by final and binding arbitration in Santa Clara County, California, in accordance with the then-existing rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of California, regardless of its or any jurisdiction's choice of law principles. Notwithstanding the foregoing, you are entitled to a special provision of the Company's severance plan applicable to stock options or stock purchases and severance pay which is attached.

It is understood that with respect to the at-will employment relationship and the binding arbitration provision stated above, that this constitutes the full, complete and final expression of the agreement with Macrovision Corporation, and that it may not be modified, altered or amended, either expressly or implied, unless in writing signed by the President of Macrovision. As a condition of employment, all employees must sign a Proprietary Information, Inventions and Ethics Agreement (a copy of which is enclosed).

If the foregoing meets with your approval, please indicate by signing below and returning a copy of this letter as soon as possible. Vic, we all look forward to having you join our team and assist us in achieving our growth objectives.

Sincerely,

/s/ Bill Krepick

William A. Krepick
President and COO


Agreed and Accepted:          /s/ Victor Viegas
                         ---------------------------------
                                  Victor Viegas

Date:                             June 6, 1996
                         ---------------------------------

                               MACROVISION CORPORATION
                               BENEFITS - BRIEF SUMMARY



Medical: Blue Cross Prudent Buyer Plan or Kaiser Permanente effective the first day of the month following date of hire. Entire employee premium paid by Macrovision with 75% contribution toward dependent premiums.

Dental: Blue Cross (Wellpoint) Insurance effective first day of the month following date of hire. Same payment coverage as medical.

Life Insurance: Two policies totaling $15,000 over two times employee's annual salary. Policy includes long-term disability with payment at 66% of salary, short-term disability and accidental death & dismemberment. Employer paid -- eligibility date contingent upon proof of health.

Flexible        Contribution of monies by Macrovision into a cafeteria
Spending:       plan to be used by employee for medical expenses.  Effective as of date of hire.

401(k):         Salary reduction plan with 18 possible investment options.
                Current employer match of 20% of salary reduction. Enrollment after 90 days of date of hire.

Stock Option    Macrovision Corporation and/or Command Audio Corporation stock
Plan:           options or stock purchases granted upon Board approval as
                outlined in cover letter.

                Stock Option or Stock Grant
                Exercise/Vesting Schedule:

                                             Exercise/Vesting of Options and
                   Service Following                    Stock Grant
                   Grant Date                (fraction of outstanding grant)
                   -----------------------   ---------------------------------
                   Less than 1 year                        0

                   After 1 year but less than              1/6
                        2 years

                   After 2 years but less than             1/2
                        3 years

                   After 3 years                           100%

                   Special Exercise/          Stock options and stock grants
                   Vesting Provision          will become exercisable/vested
                   Upon Termination           according to the following
                   By Company with-           schedule:
                   out Cause or upon
                   a Constructive
                   Termination:

                                             Exercise/Vesting of Options and
                   Service Following                    Stock Grant
                   Grant Date                (fraction of outstanding grant)
                   -----------------------   ---------------------------------
                   Less than 1 year                          1/6

                   Greater than 1 year but
                    less than 2 years                        1/2

                   Greater than 2 years                      100%


Tuition            Reimbursement up to $5,250 per year of educational
Reimbursement:     expenses for approved courses of study or degree programs.

Vacation:          First through third years of employment accrues monthly at the rate of 6.67 hours (10 days per year) beginning on date of hire.

Sick Time:         Maximum 10 days, accrued at the monthly rate of 6.67 hours.
                   Effective as of date of hire.

Severance:         If length of service is less than 3 years, payment is two
                   weeks salary plus 1 week for every $10K of base salary
                   (salary rounded to nearest $10K increment). For length of service over 3 years, payment is four weeks salary plus 1 week for every $10K of base salary, to a maximum of six months salary (salary rounded to nearest $10K increment).